Exhibit (a)(5)(xiv)

PETROTEQ AND VISTON UNITED SWISS AG ENTER INTO LETTER AGREEMENT REGARDING THE VISTON TENDER OFFER

SHERMAN OAKS, CA and TORONTO, ON / / July 6, 2022 / Petroteq Energy Inc. (“Petroteq” or the “Company”) (TSXV;PQE)(OTCPINK:PQEFF)(FSE:PQCF) and Viston United Swiss AG (“Viston”), acting through 2869889 Ontario Inc. (the “Offeror”) wish to announce that, following a video conference call between and among Petroteq, Viston and their respective counsel on Wednesday, June 22, 2022, Petroteq, Viston and the Offeror have entered into a letter agreement as of July 5, 2022 (the “Letter Agreement”) in connection with the pending offer by the Offeror to purchase all of the outstanding common shares of Petroteq (the “Offer”).

In the Letter Agreement (a copy of which is being filed by the Offeror with the U.S. Securities and Exchange Commission), Petroteq agreed that, as long as the Offer remains outstanding (as the same may be further amended, varied or otherwise modified) and provided the Petroteq board’s recommendation remains unchanged:

•	it will not issue any securities under the 2022 Equity Incentive Plan, if approved by Petroteq shareholders at the AGM Meeting, without the prior written consent of the Offeror;

•	it will not implement the Consolidation, if approved by Petroteq shareholders at the AGM Meeting, without the prior written consent of the Offeror;

•

it will consult with and involve the Offeror in the recruiting and hiring of a new Chief Executive Officer of Petroteq to the Offeror’s reasonable satisfaction (including considering in good faith any candidates put forward by the Offeror in the recruitment process) and will, prior to hiring a new CEO, if any, obtain the Offeror’s prior written consent to ensure that the selected CEO, if any, is satisfactory to Offeror;

•

it will not enter into any new employment or similar arrangement with any employee, including the new CEO, if any, containing any change of control or severance provisions, without the Offeror’s prior written consent and any employment or similar arrangement with a new CEO, if entered into prior to completion of the Offer,

(1)

will be on terms and conditions (including remuneration) consistent with industry standards for CEO’s at a publicly listed company in the industry in which Petroteq operates and having regard to the cash resources of Petroteq,

(2)

shall not contain any bonus, change of control, “golden parachute” or other severance provisions in connection with a termination for any reason whatsoever or resignation following completion of the Offer, unless such terms are consented to in writing by the Offeror, and

(3)	shall contain an undertaking that the new CEO, if any, will resign if requested by the Offeror in the event the Offer is completed;

•	if Petroteq requires additional financing, it will contact the Offeror and Viston first and give them the opportunity to provide any such financing; and

•

it will arrange, within 10 days after the Letter Agreement is entered into, for each of its directors to execute an undertaking in favour of Petroteq in a form satisfactory to the Offeror (acting reasonably), which undertaking shall become effective upon the Offeror first taking up and paying all required consideration and amounts for the Petroteq common shares that have been tendered to the Offer, pursuant to which:

(1)	such directors will approve an increase in the size of the Petroteq board forthwith upon being requested to do so in writing by the Offeror,

(2)

such directors will resign as directors and officers of Petroteq forthwith upon being requested to do so in writing by the Offeror and will, upon receiving payment of all outstanding fees and other amounts owed to them by Petroteq and upon receiving appropriate releases from Petroteq consistent its obligations to officers and directors, provide customary releases to Petroteq with such resignations, and

(3)

the remaining directors will appoint each of the nominees selected by Offeror to fill the vacancies created by the increase in the size of the Petroteq board, if applicable, and such resignations (subject in all cases to such nominees being qualified to act as directors under the requirements of applicable corporate law, securities laws, and the policies of the TSX Venture Exchange), provided that the Offeror will only have a right to require that number of Petroteq directors to resign (and to cause the appointment of nominees selected by the Offeror) that is:

(4)

proportionate to the Offeror’s share ownership in the Company following the Offeror taking up and paying for the common shares of Petroteq tendered to the Offer, relative to the size of the Petroteq Board (including to the extent increased) at such time, and

(5)	in conformity with applicable corporate laws and in accordance with the Company’s governing documents.

The Letter Agreement became effective on the date thereof and will continue in effect until the earlier of (1) any withdrawal of the Offer by the Offeror, in which case the Letter Agreement will terminate upon the Offeror making a public announcement of its withdrawal, and (2) any change in the recommendation of the Petroteq board, announced in the Supplement to the Original Directors’ Circular dated December 29, 2021, that Petroteq shareholders accept the Offer, in which case the Letter Agreement will terminate upon the Petroteq board making a public announcement of its change in recommendation. Nothing in the Letter Agreement constitutes a waiver by the Offeror or Viston of any conditions of the Offer.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Caution Regarding Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as “may,” “would,” “could,” “should,” “potential,” “will,” “seek,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company, Viston or the Offeror, are intended to identify forward-looking information. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the parties’ current views and intentions with respect to future events, based on information available to them, and are subject to certain risks, uncertainties and assumptions, including without limitation: Petroteq’s compliance with its covenants in the Letter Agreement and its satisfaction of the conditions to the Offer, the Offeror and Viston not withdrawing the Offer and the Petroteq board not changing its recommendation. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the parties believe are reasonable under the circumstances, whether actual results, performance or developments will meet the parties’ expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the parties to differ materially from their expectations. Certain of the “risk factors” that could cause actual results to differ materially from the forward-looking statements in this press release include, without limitation: the ultimate outcome of any possible transaction between Viston and Petroteq, including the possibility that the parties will not accept a transaction with each other or enter into discussions regarding a possible transaction, actions taken by the parties, actions taken by security holders of Petroteq in respect of the Offer, that the conditions of the Offer may not be satisfied or waived by Viston at the expiry of the Offer period, the ability of the Offeror to acquire 100% of the Common Shares through the Offer, the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including any necessary shareholder approvals, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Offer transaction or any subsequent transaction, competitive responses to the announcement or completion of the Offer, unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, exchange rate risk related to Viston’s financing arrangements, litigation relating to the proposed transaction, the inability to engage or retain key personnel, any changes in general economic and/or industry-specific conditions, industry risk, risks inherent in the running of the business of the parties or their affiliates, legislative or regulatory changes, Petroteq’s structure and its tax treatment, competition in the oil & gas industry, obtaining necessary approvals, financial leverage for additional funding requirements, capital requirements for growth, interest rates, dependence on skilled staff, labour disruptions, geographical concentration, credit risk, liquidity risk, changes in capital or securities markets and that there are no inaccuracies or material omissions in Petroteq’s publicly available information, and that Petroteq has not disclosed events which may have occurred or which may affect the significance or accuracy of such information, and including the risk factors discussed or referred to in the Company’s and the Offeror and Viston’s disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com. Should any factor affect the Company or the Offeror and Viston in an unexpected manner, or should assumptions underlying the forward- looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company, the Offeror and Viston do not assume responsibility for the accuracy or completeness of such forward- looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company, the Offeror and Viston undertake no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

Additional Information

This news release relates to a tender offer which Viston, through the Offeror, has made to shareholders of Petroteq. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Variation and Extension dated June 17, 2022, the letter of transmittal and other related offer documents) initially filed by Viston on October 25, 2021, as subsequently amended. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the Offer. Subject to future developments, Viston (and, if applicable, Petroteq) may file additional documents with the Securities and Exchange Commission (the “SEC”). This press release is not a substitute for any tender offer statement, recommendation statement or other document Viston and/or Petroteq may file with the SEC in connection with the proposed transaction. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Investors and security holders of Petroteq are urged to read the tender offer statement (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Variation and Extension dated June 17, 2022, the letter of transmittal and other related offer documents) and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Viston through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors, the Information Agent and Depositary in connection with the offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

CONTACT INFORMATION:

Petroteq Energy Inc.

Vladimir Podlipskiy

Interim Chief Executive Officer

Tel: (800) 979-1897

Hyunjoo Kim

Vice President, Strategic Communications and Marketing

Kingsdale Advisors,

Direct: 416-867-2357

hkim@kingsdaleadvisors.com

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